Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 9411

June 3, 2014

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Ladies and Gentlemen:

We are acting as counsel for Renewable Energy Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $143,750,000 aggregate principal amount of convertible senior notes (the “Notes”) (including $18,750,000 aggregate principal amount subject to the underwriters’ over-allotment option) and the shares of common stock, par value $.0001 per share (the “Common Stock”), of the Company initially issuable upon conversion of the Notes (the “Conversion Shares”), pursuant to the Registration Statements on Form S-3 (Registration Nos. 333-186822 and 333-196341) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 and related prospectus, dated April 10, 2013, as supplemented by the prospectus supplement dated May 29, 2014 relating to the offer and sale of the Notes (as so supplemented, the “Prospectus”). The Notes are being issued under the Indenture dated as of June 3, 2014, as supplemented by a supplemental indenture, dated June 3, 2014 (as so supplemented, the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In such review, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes have been properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Notes constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting and relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought; and

Renewable Energy Group, Inc.

June 3, 2014

2.	The Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement and accompanying Prospectus relating to the offer and sale of the Notes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP